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                                                                   EXHIBIT 10.57

                                                                         5/23/88

                                   AGREEMENT

     ENTERED into this     1st         day of June  , 1988 between Cogen
Technologies NJ Venture, (hereinafter designated as "Cogen"), party of the first part and the City of Bayonne, a municipal corporation of the State of New Jersey (hereinafter designated as the "City"), party of the second part.

     WITNESSED:

     On July 16, 1987 Cogen and the City executed an Option Agreement committing the City to secure and reserve, for future use, 1.5 million gallons per day of potable water for Cogen's proposed cogeneration facility in the City of Bayonne. That Option Agreement will remain in full force and effect until September 30, 1988 or until the proposed cogeneration facility begins commercial operation, which ever occurs sooner.

     This agreement between Cogen and the City will take immediate effect upon the expiration of the Option Agreement and concerns a commitment by Cogen to purchase, and of the City to secure, reserve and supply 1.5 million gallons per day of potable water, for use in Cogen's cogeneration facility.

     The City will charge Cogen a fee for the water it uses based upon standard water use rates.
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                                                                         5/23/88

     Cogen is obligated, at the minimum, to pay the City for 1.25 million gallons of water per day at standard water use rates whether or not it uses this quantity of water. Cogen is also obligated to pay the City out-of-pocket expenses for up to 250,000 gallons of water per day for water it does not use.

     Cogen will be billed for water monthly with payment due within 30 days after receipt of each bill.

     The City is aware that the Cogen facility cannot operate without the supply of potable water and will utilize its best efforts to insure a continuous supply.

     This contract shall run for a period of thirty (30) years beginning on the date of contract execution.

     It is expressly agreed that Cogen shall be permitted to assign this agreement, including assignments to Cogen's lenders who shall be entitled to succeed to Cogen's interest hereunder, provided that any assignment will not relieve Cogen of its obligations to the City under this agreement.

     This contract can be modified or superseded only by a written instrument executed by the City and Cogen.

     IN WITNESS WHEREOF, the party of the first part has caused this agreement to be executed in its corporate name by its President, attested by its Secretary and its corporate seal to be hereunto affixed, the day and year first above written, and the party of the second part has caused this agreement to be



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                                                                         5/23/88

executed in its corporate name by the Mayor, attested by the City Clerk, approved by the Director of the Law Department, and its corporate seal to be hereunto affixed the day and year first above written.


                                          COGEN TECHNOLOGIES NJ VENTURE
                                          By:  Cogen Technologies NJ, Inc.,
                                               Managing Venturer


Attest:

By: /s/ MARY ANN MCLENDON                 By:  /s/ ROBERT C. MCNAIR
    -----------------------------              -----------------------------
    Asst. Secretary                            Robert C. McNair
                                               President


                                          CITY OF BAYONNE
Attest:

By                                        By   /s/ DENNIS P. COLLINS
   ------------------------------              ------------------------------
   Robert F. Sloan                             Dennis P. Collins
   City Clerk                                  Mayor



APPROVED AS TO FORM:

By: /s/ ROBERT F. SLOAN
    ------------------------------
     Robert F. Sloan
     Acting Law Director


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